Exhibit 99.1

FAT BRANDS ANNOUNCES REFINANCING TRANSACTION

LOS ANGELES (January 22, 2020) – FAT (Fresh. Authentic. Tasty.) Brands Inc. (NASDAQ: FAT) (together with its subsidiaries, “FAT Brands” or the “Company”) today announced its intention to refinance its existing term debt with a new “whole business securitization” financing facility.

●	The Company intends to refinance its existing $24 million term debt with a new $40 million securitized financing facility, expected to be comprised of $20 million of senior notes and $20 million of senior subordinated notes (collectively, the “Notes”).

●	The net proceeds from the sale of the Notes are expected to be used:

○	to repay all of the existing indebtedness and accrued interest under the term debt,

○	to pay the transaction costs and fund the reserve accounts associated with the securitized financing facility, and

○	for potential acquisitions, working capital purposes, general corporate purposes, or the repayment of other indebtedness.

The consummation of the offering is subject to market and other conditions and is anticipated to close in the first quarter of 2020. However, there can be no assurance that the Company will be able to successfully complete the refinancing transaction on the terms described or at all.

This press release does not constitute an offer to sell or the solicitation of an offer to buy the Notes or any other security. The Notes to be offered have not been, and will not be, registered under the Securities Act of 1933 and may not be offered or sold in the United States absent registration or an applicable exemption from the registration requirements of the Securities Act of 1933.

About FAT (Fresh. Authentic. Tasty.) Brands

FAT Brands (NASDAQ: FAT) is a leading global franchising company that strategically acquires, markets and develops fast casual and casual dining restaurant concepts around the world. The Company currently owns eight restaurant brands: Fatburger, Buffalo’s Cafe, Buffalo’s Express, Hurricane Grill & Wings, Elevation Burger, Yalla Mediterranean and Ponderosa and Bonanza Steakhouses, and franchises over 380 units worldwide.

For more information, please visit www.fatbrands.com.

Forward Looking Statements

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including statements relating to the timing and ability of the Company to successfully complete the offering of Notes and refinance its existing debt, and its ability to successfully deploy new capital for future acquisitions. Forward-looking statements are not assurances of future performance, but are instead based only on the Company’s current beliefs, expectations and assumptions. Because forward-looking statements relate to the future, they are subject to inherent uncertainties, risks and changes in circumstances that are difficult to predict and many of which are outside of the Company’s control. Actual results and financial condition may differ materially from those indicated in the forward-looking statements, including due to market conditions for the Notes, general economic conditions and other risks and uncertainties described in the Company’s filings with the Securities and Exchange Commission, including its reports on Form 10-K, Form 10-Q and Form 8-K. The Company undertakes no obligation to update any forward-looking statement to reflect events or circumstances occurring after the date of this press release.

Investor Relations:

ICR

Alexis Tessier

IR-FATBrands@icrinc.com

203-682-8286

Media Relations:

JConnelly

Erin Mandzik

emandzik@jconnelly.com

862-246-9911

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